UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2020

Pareteum Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	001-35360	95-4557538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1185 Avenue of the Americas, 2nd Floor

New York, NY 10036

 (Address of principal executive offices) (Zip Code)

(646) 975-0400

(Registrant's telephone number, including area code)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TEUM	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of Material Definitive Agreement.

As previously disclosed, in connection with the acquisition of Artilium plc, a public limited company registered in England and Wales (“Artilium”), by Pareteum Corporation (the “Company”), the Company and Bart Weijermars (acting through Grootzande Management BV (“Grootzande”)) entered into a Management Services Agreement, dated May 8, 2018 and as amended June 7, 2018 (the “Management Services Agreement”). The Management Services Agreement set forth the terms on which Mr. Weijermars was engaged initially as Chief Executive Officer of Pareteum Europe BV, a wholly owned subsidiary of the Company (“Pareteum Europe”), effective upon completion of the acquisition of Artilium. Also as previously disclosed, on November 22, 2019, the Board of Directors (the “Board”) of the Company appointed Mr. Weijermars to serve as Interim Chief Executive Officer of the Company. In connection with the Board’s determination to enter into a direct employment with Mr. Weijermars, as more fully described below, the Company determined on July 3, 2020 to terminate the Management Services Agreement under a Management Services Termination (the “Termination”), dated and effective as of July 3, 2020, by and between the Company and Grootzande.

Pursuant to the Termination, the parties agreed that the Management Services Agreement would be terminated effective upon the signing of the Employment Contract (as defined below). In addition, in connection with Mr. Weijermars’s efforts with respect to the pending financial restatement for the full year ended December 31, 2018 and interim periods ended March 31, 2019 and June 30, 2019 (the “Restatement”), the Company will grant to Grootzande 450,000 restricted shares of the Company’s common stock, which will vest in full on the latest on: (i) September 15, 2020, if the Restatement has been completed by that date; or (ii) forty-five (45) days after the Restatement is completed. The Company will also issue to Grootzande 21,400 shares of common stock, which shares will be subject only the restrictions imposed by the federal securities laws.

The foregoing description of the Termination is not complete and is qualified in its entirety by the form of Termination that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2020, the Company, by and through Pareteum Europe, and Bart Weijermars entered into an employment contract (the “Employment Contract”), dated with an effective date of July 1, 2020, pursuant to which Mr. Weijermars will continue serve as Interim Chief Executive Officer of the Company.

Pursuant to the terms of the Employment Contract, Mr. Weijermars will receive a gross salary of €23,148.15 per month excluding holiday allowance. In addition, and subject to the performance of the Company, Mr. Weijermars may be eligible for a performance bonus of up to a maximum gross amount of €160,000, with the determination of Mr. Weijermars’ eligibility for such award to be made in the sole discretion of the Board. The assessment of the performance of the Company, as well as the decision to grant the aforementioned bonus, is entirely at the discretion of the Board. The Employment Contract provides that bonuses for future years will be based on attainment of targets to be set by the Board, acting in its sole discretion, based on the incentive plans approved for the Company by the Board.

The Employment Contract may be terminated (i) by Mr. Weijermars upon three months’ notice, (ii) by the Company upon six months’ notice, or (iii) immediately by the Company at any time if an urgent cause for instantaneous dismissal (“ontslag op staande voet”) shall occur as set forth under art. 7:677 and art. 7:678 Dutch Civil Code; provided, however, that if the Employment Contract is terminated pursuant to the foregoing (iii), Mr. Weijermars will not be entitled to any severance payments. For four months following the termination of the Employment Contract, Mr. Weijermars will be subject to a non-competition covenant.

The foregoing description of the Employment Contract is not complete and is qualified in its entirety by the form of Employment Contract that is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
10.1	Management Services Agreement Termination, dated July 1, 2020, by and between Pareteum Corporation and Bart Weijermars.
10.2	Employment Contract, dated as of July 1, 2020, by and between Pareteum B.V and Bart Weijermars.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARETEUM CORPORATION

Dated: July 7, 2020	By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Interim Chief Financial Officer